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                                                                  Exhibit 99.1

                             P R E S S R E L E A S E


May 12, 2004

                                                          For Immediate Release

For Information
Contact:          Edward G. Kitz
                  (414) 231-5000


Roundy's, Inc. Announces Financial Results For The First Quarter Ended April 3, 2004

First Quarter 2004 Summary
o        Net sales and service fees of $1,173.9 million
o        Gross profit of $257.7 million
o        Net income of $15.5 million
o        Adjusted EBITDA of $52.1 million

Sales
Net sales and service fees were $1,173.9 million for the first quarter 2004, an increase of $276.7 million, or 30.9%, from $897.2 million for the first quarter 2003. Retail sales were $717.8 million for the first quarter 2004, an increase of $258.1 million, or 56.1%, from $459.7 million for the first quarter 2003. This increase in retail sales was primarily due to the effect of six acquired store groups, consisting of 53 stores in total, that operated under the Company's ownership as of April 3, 2004 (collectively, the "Acquired Stores"). These Acquired Stores include: (i) 31 Rainbow Foods ("Rainbow") retail grocery stores in the Minneapolis-St. Paul area acquired from Fleming Companies, Inc. ("Fleming") in June 2003 and reopened immediately by Roundy's (the "Rainbow Minneapolis Acquisition"); (ii) 16 Pick 'n Save retail grocery stores acquired in four separate transactions including five of the seven former Kohl's Food Stores ("Kohl's") acquired from the Great Atlantic & Pacific Tea Company, Inc. ("A&P") in October 2003 that have been reopened as Pick 'n Save stores; and
(iii) six Copps Food Stores in the Madison, Wisconsin area acquired from A&P in April 2003 and reopened in late May and early June 2003 (the "Copps Madison Acquisition"). The Acquired Stores contributed approximately $239.5 million to the first quarter 2004 retail sales increase. As of April 3, 2004, Roundy's operated 119 retail grocery stores including 56 Pick 'n Save stores, 32 Copps stores and 31 Rainbow stores.

Same store sales at our retail stores (including Pick 'n Save licensed stores operated while under previous ownership) improved 1.5% over the comparable thirteen week period of 2003. "We continue to be pleased with our positive same store sales trends," said Roundy's Chairman and CEO, Robert A. Mariano. "Consistent with our expectations, our same store sales growth was less than the fourth quarter 2003 as certain of our comparable Pick 'n Save stores were negatively impacted when we reopened the former Kohl's stores during the quarter."

Wholesale sales were $836.5 million for the first quarter 2004, an increase of $127.7 million, or 18.0%, from $708.8 million for the first quarter 2003. This increase was primarily due to increased sales to Company-owned stores and new independent customer sales volume.

Gross Profit
Gross profit was $257.7 million for the first quarter 2004, an increase of $81.6 million, or 46.4%, from $176.1 million for the first quarter 2003. Gross profit, as a percentage of net sales and service fees, for the first quarter of 2004 and 2003 was 22.0% and 19.6%, respectively. The increase in gross profit and gross profit percentage for the quarter was primarily due to the growth of our retail segment, which has a higher gross profit percentage than our wholesale segment. Retail sales for the first quarter 2004 represented 61.2% of net sales and service fees compared with 51.2% for the first quarter 2003. The increase in retail sales concentration was primarily due to the Acquired Stores, as previously discussed. Retail gross profit, as a percentage of net sales and service fees, was 26.0% and 24.3% for the first quarter of 2004 and 2003, respectively. The increase in retail gross profit percentage was attributable to both the addition of certain of our Acquired Stores, which have higher gross profit rates than our other stores and improved rates at our existing stores. First quarter 2004 wholesale gross profit, as a percentage of net sales and service fees, was 9.4% as compared with 9.7% in the first quarter 2003. The decrease in wholesale gross profit margin was primarily due to an increased concentration of lower margin sales to certain of our larger customers.

Operating and Administrative Expenses
Operating and administrative expenses were $220.8 million for the first quarter 2004, an increase of $76.1 million, or 52.6%, from $144.7 million for the first quarter 2003. Operating and administrative expenses, as a percentage of net sales and service fees, increased to 18.8% for the first quarter 2004 compared with 16.1% for the first quarter 2003. The percentage increase was attributable to our acquisition of retail stores, which have a significantly higher ratio of operating costs to sales than our wholesale segment. Retail operating and administrative expenses increased to 23.0% of retail sales for the first quarter 2004 compared with 20.6% for the first quarter 2003 primarily due to certain of our Acquired Stores, which have higher operating costs as a percentage of sales than our other stores, as well as pre-opening expenses associated with the former Kohl's stores that were acquired in southeastern Wisconsin. Wholesale operating and administrative expenses decreased to 5.8% of wholesale sales for the first quarter 2004 as compared with 6.4% for the first quarter 2003. This decrease was due to operational and productivity improvements in our wholesale operations as well as increased leverage of fixed costs over a higher wholesale sales base. In addition, corporate and other operating expenses (excluding depreciation and amortization) were $10.1 million for the first quarter 2004 compared with $4.9 million for the first quarter 2003. This increase was primarily due to higher unallocated corporate administrative expenses.

Interest Expense
Interest expense (excluding the amortization of deferred financing costs) was $9.9 million for the first quarter 2004 and 2003.

Net Income
Net income was $15.5 million for the first quarter 2004, an increase of $2.7 million from $12.8 million for the first quarter 2003. This improvement was driven by the factors discussed above, offset somewhat by increased taxes related to a higher state income tax rate in Minnesota, where the Company began operating following the acquisition of Rainbow.

Adjusted EBITDA
Adjusted EBITDA (as defined under "Segment Data") was $52.1 million for the first quarter 2004, an increase of $10.2 million, or 24.3%, from $41.9 million for the first quarter 2003. Retail Adjusted EBITDA for the first quarter 2004 was $30.7 million, an increase of $9.4 million, or 44.3%, from $21.3 million for 2003. The increase in Adjusted EBITDA at the retail segment was primarily due to the sales and gross profit increases as discussed above. Wholesale Adjusted EBITDA for the first quarter 2004 was $31.5 million, an increase of $6.0 million, or 23.5%, from $25.5 million for 2003. This increase was primarily due to sales increases and operational and labor productivity improvements as discussed above. For the first quarter 2004, our Adjusted EBITDA margin was 4.4% compared with 4.7% for the first quarter 2003. The decrease in our Adjusted EBITDA margin was primarily due to higher corporate and other operating expenses. In addition, the Adjusted EBITDA margin of our retail segment decreased from 4.6% to 4.3% primarily as a result of the increase in retail operating and administrative expenses as a percent of sales as discussed above. For a discussion of the reasons why the Company believes that Adjusted EBITDA provides information that is useful to investors and a reconciliation of Adjusted EBITDA to net income under generally accepted accounting principles, see Note (1) to the Table under "Segment Data."

Mr. Mariano added, "Consistent with the prior year trend, our strategy to grow our retail segment proves to be successful. This strategy and on-going cost savings initiatives continue to increase our profitability."

Other Information
During the first quarter 2004, we invested approximately $11.9 million in capital expenditures compared with capital expenditures of $9.0 million in first quarter 2003. In 2004, we plan to spend approximately $100 million in capital expenditures, excluding any amounts that may be spent on acquisitions.

Net rent expense for the first quarter 2004 was $10.7 million, compared with $5.7 million for the first quarter 2003. This increase was primarily due to the Acquired Stores. Net rent expense for fiscal 2003 (53 weeks) was $32.4 million.

Accounting Pronouncements
The Company has applied Emerging Issues Task Force No. 03-10 ("EITF 03-10"), "Application of EITF Issue No. 02-16, "Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor," by Resellers to Sales Incentives Offered to Customers by Manufacturers" to its 2004 and 2003 results. Pursuant to EITF 03-10, vendor-funded coupon reimbursements are considered part of net sales at the point of sale. Accordingly, $10.1 million of such reimbursements for the first quarter 2003 have been classified within net sales to conform to EITF 03-10.

Conference Call
A conference call to review the first quarter results will be held on Wednesday, May 12, 2004 at 10:00 a.m. Central Time. To access the call, dial the conference line's toll free number at 1-888-522-9245. The pass code is Roundy's and the leader will be Robert Mariano. In addition, a recording of the conference call will be available until May 19, 2004 by dialing 1-800-846-1925.

About Roundy's
Roundy's, Inc., founded in 1872, is a leading food retailer and wholesaler in the Midwest. As of April 3, 2004, Roundy's operated 119 retail grocery stores under the Pick 'n Save, Copps and Rainbow Foods banners. From seven distribution centers, Roundy's supplies over 800 retail grocery store locations. The Company is owned by investment funds controlled by Chicago-based Willis Stein & Partners III, L.P.

The Company maintains a Web site at http://www.roundys.com. On its Web site, the Company makes available, free of charge, press releases and other information.

This release contains forward-looking statements about the future performance of the Company, which are based on Management's assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company's principal markets; the Company's relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company's cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company's Annual Report on Form 10-K for the year ended January 3, 2004 under the caption "Forward Looking Statements," elsewhere in such Annual Report and in documents referenced therein.

                                 ROUNDY'S, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                             (Dollars in thousands)
                                   (Unaudited)


                                                      Thirteen Weeks Ended
                                                      ---------------------
                                                   April 3, 2004  March 29, 2003
                                                   -------------  --------------
Revenues:
Net sales and service fees                      $   1,173,937     $     897,161
Other - net                                               370               737
                                                -------------     -------------
                                                    1,174,307           897,898
                                                -------------     -------------

Costs and Expenses:
Cost of sales                                         916,280           721,100
Operating and administrative                          220,779           144,711
Interest:
   Interest expense                                     9,943             9,877
   Amortization of deferred financing costs               658               819
                                                -------------     -------------
                                                    1,147,660           876,507
                                                -------------     -------------

Income Before Income Taxes                             26,647            21,391

Provision for Income Taxes                             11,192             8,556
                                                -------------     -------------

Net Income                                      $      15,455     $      12,835
                                                =============     =============

                                 ROUNDY'S, INC.
                           CONSOLIDATED BALANCE SHEETS
                  (Dollars in thousands, except per share data)


                                                          April 3,    January 3,
                                    Assets                  2004        2004
                                                         ----------   ----------
                                                         (Unaudited)
Current Assets:
  Cash and cash equivalents                              $   92,931   $   90,006
  Notes and accounts receivable, less allowance
    for losses of $4,837 and $5,012, respectively            81,737       81,929
  Merchandise inventories                                   244,837      251,888
  Prepaid expenses                                            9,451       12,429
  Deferred income tax benefits                               18,675       17,745
                                                         ----------   ----------
    Total current assets                                    447,631      453,997
                                                         ----------   ----------

Property and Equipment - Net                                323,710      320,149

Other Assets:
  Deferred income tax benefits                               24,057       28,161
  Notes receivable                                            2,848        2,877
  Other assets - net                                         83,368       85,211
  Goodwill                                                  637,062      639,995
                                                         ----------   ----------
    Total other assets                                      747,335      756,244
                                                         ----------   ----------

Total assets                                             $1,518,676   $1,530,390
                                                         ==========   ==========

    Liabilities and Shareholder's Equity

Current Liabilities:
  Accounts payable                                       $  254,248   $  296,733
  Accrued expenses                                          138,976      129,499
  Current maturities of long-term debt
    and capital lease obligations                             4,239        4,229
  Income taxes                                               20,027       11,782
                                                         ----------   ----------
    Total current liabilities                               417,490      442,243
                                                         ----------   ----------

Long-term debt and capital lease obligations                596,691      597,750
Other liabilities                                            99,434      100,791
                                                         ----------   ----------
    Total liabilities                                     1,113,615    1,140,784
                                                         ----------   ----------


Shareholder's Equity:
  Common stock:
    Common stock (1,500 shares authorized,
    1,000 shares issued and outstanding
    at $0.01 par value)
  Additional paid-in capital                                314,500      314,500
  Retained earnings                                          90,561       75,106
                                                         ----------   ----------

    Total shareholder's equity                              405,061      389,606
                                                         ----------   ----------
  Total liabilities and shareholder's equity             $1,518,676   $1,530,390
                                                         ==========   ==========

                                 ROUNDY'S, INC.
                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)
                                   (Unaudited)

                                                              Thirteen Weeks Ended
                                                       -----------------------------------
                                                       April 3, 2004         March 29, 2003
                                                       -------------         --------------
Cash Flows From Operating Activities:
  Net income                                           $  15,455              $  12,835
  Adjustments to reconcile net income to net
   cash flows provided by operating activities:
    Depreciation and amortization, including deferred
     financing costs                                      15,546                 10,667
    (Gain) loss on sale of property and equipment            (85)                     3
  Changes in operating assets and liabilities,
 net of the effect of business acquisitions:
    Notes and accounts receivable                            192                 15,534
    Merchandise inventories                                7,140                 36,033
    Prepaid expenses                                       2,978                  2,100
    Other assets                                            (564)                  (639)
    Accounts payable                                     (42,498)               (54,463)
    Accrued expenses                                       9,464                 (8,119)
    Income taxes                                           9,419                  1,370
    Other liabilities                                     (1,357)                (1,305)
                                                         ---------              ---------
  Net cash flows provided by operating activities         15,690                 14,016
                                                         ---------              ---------

Cash Flows From Investing Activities:
  Capital expenditures                                   (11,863)                (9,005)
  Proceeds from sale of property and equipment and
   other assets                                              118                     16
  Payment for business acquisitions                                             (47,759)
  Decrease in notes receivable, net                           29                    344
                                                         ---------              ---------
  Net cash flows used in investing activities            (11,716)               (56,404)
                                                         ---------              ---------

Cash Flows From Financing Activities:
  Payments of debt                                        (1,049)                  (730)
                                                         ---------              ---------
  Net cash flows used in financing activities             (1,049)                  (730)
                                                         ---------              ---------

Net Increase (Decrease) in Cash and Cash Equivalents       2,925                (43,118)

Cash and Cash Equivalents, Beginning of Period            90,006                139,778
                                                         ---------             ---------
Cash and Cash Equivalents, End of Period               $  92,931              $  96,660
                                                        =========              =========

Supplemental Cash Flow Information:
Cash paid during the period:
  Interest                                             $  4,544              $   4,022
  Income taxes                                            1,772                  7,231


SEGMENT DATA                                      Thirteen Weeks Ended
                                           ----------------------------------
(Subject to Reclassifications)              April 3, 2004      March 29, 2003
                                           ---------------    ---------------
(Dollars in thousands)
(Unaudited)

NET SALES AND SERVICE FEES:
  Retail operations                        $       717,828    $       459,723
  Wholesale operations                             836,452            708,778
  Eliminations                                    (380,343)          (271,340)
                                           ---------------    ---------------

  Total                                    $     1,173,937    $       897,161
                                           ===============    ===============


ADJUSTED EBITDA (1):
  Retail operations                        $        30,723    $        21,294
  Wholesale operations                              31,507             25,523
  Corporate and other                              (10,094)            (4,882)
                                           ---------------    ---------------

     Total                                 $        52,136    $        41,935
                                           ===============    ===============


ADJUSTED EBITDA RECONCILIATION:
Net income                                 $        15,455    $        12,835
Interest expense                                    10,601             10,696
Income taxes                                        11,192              8,556
Depreciation and amortization expense               14,888              9,848
                                                ----------         ----------

     Total                                 $        52,136    $        41,935
                                                ==========         ==========



(1) Adjusted EBITDA represents net income plus interest, income taxes, depreciation and amortization. The Company uses Adjusted EBITDA as one of many measures to evaluate the operating performance and liquidity of the business as well as for compensation purposes. We believe that Adjusted EBITDA is also used by many investors, securities analysts, lenders and others as a performance or liquidity measurement to make informed investment or credit decisions. Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation from, or as an alternative to, cash flow from operating activities, net income or any other GAAP measure as an indicator of the Company's operating performance or liquidity. Adjusted EBITDA as presented herein may not be comparable to similarly-titled measures reported by other companies.